EXHIBIT 99.1

PEDEVCO Reports First Quarter 2026 Results

Q1 2026 Production Exceeds Expectations on Strong Initial Well Performance

Adjusted EBITDA Increased 404% from Q1 2025(1)

HOUSTON, May 14, 2026 (GLOBE NEWSWIRE) — PEDEVCO Corp. (NYSE American: PED) (“PEDEVCO” or the “Company”), a publicly traded energy company engaged in the acquisition and development of strategic oil and gas assets in the Rocky Mountain region, today reported unaudited financial results for the first quarter ended March 31, 2026.

Financial & Operational Highlights

($000s except as noted)	Q1 2026	Q1 2025	Q4 2025	Change YoY	Change QoQ
Average Daily Production (Boe/d)	8,091	1,707	5,310	+374%	+52%
Revenue	$40,222	$8,736	$23,082	+360%	+74%
Net (Loss) Income	$(25,627)	$140	$(8,501)	NM(2)	NM(2)
Adjusted EBITDA(2)	$21,513	$4,269	$15,392	+404%	+40%

(1) Adjusted EBITDA is a non-GAAP financial measure. See “Use of Non-GAAP Financial Information” and the reconciliation table at the end of this release.

(2) “NM” means “Not Meaningful.”

•

First quarter 2026 production increased 374% to 728,141 Boe (average 8,091 Boe/d), compared to 153,631 Boe (1,707 Boe/d) in the first quarter of 2025, reflecting the first full quarter contribution from the acquired asset base and wells brought online around the transformative merger with certain portfolio companies controlled by Juniper Capital Advisors, L.P. (the “Juniper Merger”) on October 31, 2025, including stronger-than-expected well performance.

•	Oil and gas revenue increased 360% to $40.2 million, compared to $8.7 million in the prior year period, driven by significantly higher production volumes.

•

First quarter 2026 net loss of $(25.6) million, or $(3.28) per share, compared to net income of $0.1 million, or $0.03 per share, in the first quarter of 2025, primarily driven by a $31.3 million non-cash net loss on derivative contracts, including $3.4 million of realized losses and $27.9 million of unrealized losses.

•

Adjusted EBITDA increased 404% to $21.5 million, compared to $4.3 million in the first quarter of 2025, reflecting higher production volumes from the expanded asset base and development activity, partially offset by higher lease operating expenses and production taxes associated with increased scale.

•

Net cash provided by operating activities increased 78% to $10.5 million for the first quarter of 2026, compared to $5.9 million in the first quarter of 2025, driven by higher operating income and cash margins resulting from increased production volumes, partially offset by changes in working capital.

1

Management Commentary

J. Douglas Schick, President and Chief Executive Officer of PEDEVCO, commented:

“Our first full quarter as a combined company following the Juniper Merger delivered results ahead of our internal expectations, which we believe speaks to the outstanding potential of the combined Company’s assets. Production averaged approximately 8,091 Boe per day in the first quarter, driven by strong initial production rates from the 31 D-J Basin development wells that came online in late Q4 2025. This outperformance validates the quality of our asset base and the strength of the development program underway at the time of the merger.”

“Beyond production outperformance, the combined platform also achieved several of the merger’s key objectives well ahead of schedule.  Notably, we delivered Adjusted EBITDA of $21.5 million and oil and gas revenue of $40.2 million, both exceeding our expectations and further reflecting the operating strength of the combined business in the quarter.  We also significantly improved our liquidity by reducing our working capital deficit3, which primarily reflects the clearing of development CAPEX and merger-related payables incurred but not yet paid at year-end.  In addition, through efficient integration of our merged asset base, we held total lease operating expense, inclusive of recurring and non-recurring lease operating expense, workovers, gathering, processing and transportation expenses, and severance and ad valorem taxes, steady on a per-Boe basis at approximately $22.46, essentially flat year-over-year.”

“As we look forward through the remainder of 2026, we want to set clear expectations on the cadence of production and our plans moving forward.  First quarter production benefited from the timing of D-J Basin wells brought online in Q4 2025, and we expect production to normalize through the middle quarters before our second-half development activity is expected to support incremental volumes in late 2026 and into 2027.  Relating to development, as noted previously, we have identified over 1,000 well locations on our existing acreage, which we believe provides us one of the largest inventories in the industry relative to our size.  We are making great progress on our bottoms-up evaluation of our inventory, which will drive our development plans in the future.  We are confident we will meet or exceed our full-year guidance of 6,500 to 7,000 Boe per day, and $60 to $70 million of Adjusted EBITDA, based on $16 to $20 million of net capital expenditures. Through the remainder of 2026, our current plans include the completion of a drilled but uncompleted well in the Wyoming D-J Basin in the coming months, and we could also choose to drill additional operated wells and/or participate in other third-party wells this year.  We remain committed to leveraging our strong balance sheet and partnerships to grow production, revenue, cash flow, and profit, as well as increase our asset base for the benefit of our shareholders.”

First Quarter Financial Summary

Revenue. Total crude oil, natural gas and NGL revenues for the three-month period ended March 31, 2026, increased 360%, to $40.2 million, compared to $8.7 million for the prior year period. The increase was primarily driven by higher production volumes reflecting a full quarter of consolidated production from the assets acquired in the Juniper Merger, compared to no contribution from those assets in the prior year period.

Lease Operating Expenses. LOE increased $12.9 million, or 380%, to $16.4 million, primarily as a result of a full quarter of operating costs from the acquired assets, compared to no contribution from those assets in the prior year period, as the Juniper Merger closed on October 31, 2025.

______________________

3 Exclusion of derivative contract assets and liabilities from working capital is not consistent with GAAP, but is presented to illustrate the impact of derivatives contracts on this figure.  See “Use of Non-GAAP Financial Information” and the working capital reconciliation table at the end of this release.

2

General and Administrative Expenses. Total G&A expense (including share-based compensation) increased $1.5 million, or 95%, to $3.1 million, reflecting the addition of employees and related compensation costs in connection with the Juniper Merger.

Depreciation, Depletion, Amortization and Accretion. DD&A increased $9.1 million, or 272%, to $12.5 million, driven by higher production volumes and a significantly expanded asset base following the Juniper Merger.

Loss on Derivative Contracts. The Company recognized a total net loss of $31.3 million on derivative contracts, consisting of $3.4 million in realized losses and $27.9 million in non-cash unrealized mark-to-market losses, reflecting the impact of higher commodity prices relative to the Company's hedge book.

Interest Expense. The Company incurred $2.0 million of interest expense, consisting of $1.8 million in interest on borrowings under its credit facility and $0.2 million in amortization of deferred financing costs, compared to no interest expense in the prior year period as the Company carried no debt prior to the Juniper Merger.

Net (Loss) Income. The Company reported a net loss of $25.6 million, or $(3.28) per common share, for the three months ended March 31, 2026, compared to net income of $0.1 million, or $0.03 per share, for the prior year period. The increase in net loss was primarily attributable to the $31.3 million net loss on derivative contracts, the majority of which was non-cash and reflects mark-to-market accounting on the Company's hedge book rather than underlying operating performance.

Adjusted EBITDA. Adjusted EBITDA was $21.5 million for the three months ended March 31, 2026, compared to $4.3 million in the prior year period, reflecting a significant increase driven by higher production volumes from a full quarter of contribution from the assets acquired in the Juniper Merger.

Production and Realized Price Summary

	Quarter Ended	Quarter Ended	% Change
	03/31/2026	03/31/2025
Production Volumes:
Crude Oil (Bbls)	534,563	102,699	421%
Natural Gas (Mcf)	636,057	166,733	281%
NGL (Bbls)	87,568	23,143	278%
Total (Boe)	728,141	153,631	374%
Average Daily (Boe/d)	8,091	1,707	374%

Average Realized Prices:
Crude Oil ($/Bbl)	$68.39	$68.88	(1%)
Natural Gas ($/Mcf)	$2.97	$5.05	(41%)
NGL ($/Bbl)	$20.24	$35.43	(43%)

Operational Update

The Company delivered strong operational performance in the first quarter of 2026, with consolidated production outperforming the Company’s internal plan and lease operating expense (“LOE”) tracking at or below budget in our operating regions. The Company continued to identify cost savings and operational efficiencies across its asset base, which are expected to support continued performance through the balance of the year.

3

D-J Basin. The Company holds approximately 89,784 net acres and holds interests in 74 gross (66.9 net) operated wells, and 110 gross (12.5 net) non-operated wells, in the D-J Basin.  Operated D-J Basin production performed ahead of the Company’s internal plan during the first quarter. The Company continued to identify cost savings and operational efficiencies across the asset, including ongoing initiatives related to its lift conversion program and field-level service contracts that are expected to support reduced lease operating expense as the year progresses. On the non-operated side of the D-J Basin, production also outperformed plan, with new wells coming online stronger than originally forecast. The Company incurred $3.8 million of capital expenditures related to completion activities for 10 non-operated wells with working interests ranging from 1.1% to 6.3%. The Company also recorded a $1.6 million non-cash impairment related to undeveloped leases representing 3,660 net acres in the D-J Basin that were allowed to expire where we have no near-term development plans.

Powder River Basin (“PRB”). The Company holds approximately 202,100 net acres and holds interests in 156 gross (135.4 net) wells in the PRB, of which 16 gross (1.4 net) are non-operated. PRB production outperformed the Company’s internal plan during the first quarter, with no major downtime or operational issues during the quarter and the asset benefiting from a relatively mild winter. There was no operated drilling or completion activity during the first quarter; the Company continues to evaluate its inventory of development opportunities across its substantial PRB position.

Permian Basin. The Company holds approximately 14,505 net acres and holds interests in 38 gross (34.5 net) wells in the Permian Basin, all of which the Company operates. In the first quarter, the Company delivered its internal LOE budget for the area while maintaining production.  The Company continued to improve operational efficiency by accelerating lift conversions, thereby reducing operating costs ahead of schedule.  The Company continues to evaluate optimization and development opportunities for the back half of 2026 to enhance returns from this position.

Liquidity and Capital Structure

As of March 31, 2026, the Company had cash and restricted cash of $11.3 million and outstanding borrowings of $98.0 million under its Senior Secured Revolving Credit Facility, which provides for a borrowing base of $120.0 million, leaving approximately $22.0 million of availability under the facility.

During the first quarter of 2026, the Company drew down $11.0 million under the facility to fund participation in non-operated well completions and other Company obligations.

Net cash provided by operating activities was $10.5 million for the quarter, reflecting strong cash margins from the expanded asset base, partially offset by an approximately $10.7 million working capital build (reflecting improved working capital position) associated with the timing of drilling and completion activities. Cash paid for drilling and completion costs totaled $16.5 million, primarily related to D-J Basin development wells. As of March 31, 2026, the Company had total assets of $370.1 million, total liabilities of $187.9 million, and shareholders' equity of $182.2 million.

Earnings Conference Call

PEDEVCO management will host a conference call today, Thursday, May 14, 2026, at 5:00 p.m. Eastern time to discuss its financial results for the first quarter ended March 31, 2026, followed by a question-and-answer period.

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Dial-in registration link: here

Webcast registration link: here

The conference call will also be available for replay in the Events section of the Company’s website, along with the transcript, at https://www.pedevco.com/investors.

About PEDEVCO Corp.

PEDEVCO Corp. (NYSE American: PED) is a publicly traded energy company engaged in the acquisition and development of strategic oil and gas assets in the Rocky Mountain region. Following the completion of its October 2025 merger with certain portfolio companies controlled by Juniper Capital Advisors, L.P., the Company’s principal assets include its D-J Basin assets in southeastern Wyoming and northern Colorado, its Powder River Basin assets in northeastern Wyoming, and its Permian Basin assets in eastern New Mexico, collectively representing approximately 315,500 net acres. PEDEVCO is headquartered in Houston, Texas. More information about PEDEVCO can be found at www.pedevco.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions, are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to differ materially from those expressed or implied. Forward-looking statements in this release include, but are not limited to, statements regarding the Company’s 2026 capital expenditure estimates, expected benefits of the Juniper Merger including cost savings and operational synergies, expected production levels, development plans, estimated reserves, and the Company’s ability to fund its operations and service its obligations. Factors that could cause actual results to differ include, among others: volatility in oil and natural gas prices; the Company’s ability to successfully integrate the acquired operations; the Company’s ability to service its credit facility obligations; results of development and production activities; changes in operating costs; regulatory developments including those affecting federal and state leases; availability and costs of services and materials; and the risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and other filings with the SEC. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date of this release.

Use of Non-GAAP Financial Information

This press release includes EBITDA and Adjusted EBITDA, which are presented as supplemental measures of the Company’s performance and asset value. These are not recognized in accordance with generally accepted accounting principles (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance.

EBITDA represents net income before interest, taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted to exclude share-based compensation, impairment of oil and gas properties, net (gain) loss on derivative contracts adjusted for cash settlements, gain on sale of oil and gas properties, gain on sale of fixed asset, merger acquisition costs, and note receivable – credit loss. The Company believes these measures provide additional useful information to investors and are frequently used by analysts, investors and other interested parties to evaluate companies in the oil and gas industry. However, EBITDA and Adjusted EBITDA have limitations and should not be considered in isolation or as substitutes for analysis of results as reported under GAAP. Additionally, the Company’s calculation of these measures may differ from similarly titled measures used by other companies. A reconciliation of net (loss) income to Adjusted EBITDA is provided at the end of this release.

This press release also includes Working Capital (Deficit) Excluding Derivative Contract Assets and Liabilities as a supplemental measure of the Company’s liquidity. This measure is calculated as total current assets less total current liabilities, excluding current derivative contract assets and current derivative contract liabilities. The Company believes this measure provides investors with a more meaningful view of operational working capital by removing the effects of mark-to-market changes in the Company’s commodity price derivative contracts, which can vary significantly from period to period based on forward commodity price movements and do not reflect operational cash obligations or liquidity in the same manner as other working capital components. Working Capital (Deficit) Excluding Derivative Contract Assets and Liabilities has limitations and should not be considered in isolation or as a substitute for analysis of the Company’s liquidity as reported under GAAP. The most directly comparable GAAP measure is working capital (deficit) (total current assets less total current liabilities), which is presented with equal or greater prominence in this release. The Company’s calculation of this measure may differ from similarly titled measures used by other companies. A reconciliation of working capital (deficit) to working capital (deficit) excluding derivative contract assets and liabilities is provided at the end of this release.

5

PEDEVCO CORP.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

	March 31, 2026	December 31,
	(Unaudited)	2025
Assets
Current assets:
Cash	$7,702	$3,222
Restricted cash	3,634	-
Accounts receivable – oil and gas	27,407	25,666
Inventory	141	61
Derivative contract assets, current	3,340	8,368
Prepaid expenses and other current assets	307	434
Total current assets	42,531	37,751

Oil and gas properties:
Oil and gas properties, subject to amortization, net	301,525	303,411
Oil and gas properties, not subject to amortization, net	15,861	18,859
Total oil and gas properties, net	317,386	322,270

Derivative contract assets	7,585	9,640
Operating lease – right-of-use asset	169	213
Deferred income taxes	96	-
Other assets	2,316	5,995
Total assets	$370,083	$375,869

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$9,922	$32,436
Accrued expenses	12,418	8,245
Revenue payable	22,947	21,480
Income tax payable	28	-
Operating lease liabilities – current	170	182
Derivative contract liabilities – current	16,764	964
Asset retirement obligations – current	714	1,170
Total current liabilities	62,963	64,477

Long-term liabilities:
Revolving credit facility	98,000	87,000
Operating lease liabilities, net of current portion	-	32
Derivative contract liabilities	11,366	6,358
Asset retirement obligations, net of current portion	13,341	7,641
Deferred income taxes	-	800
Other long-term liabilities	2,228	2,197
Total liabilities	187,898	168,505

Commitments and contingencies (Note 12)

Shareholders’ equity:
Series A preferred stock, $0.001 par value, 200,000,000 shares authorized; -0- and 17,013,637 shares issued and outstanding, respectively	-	17,014
Common stock, $0.001 par value, 200,000,000 shares authorized; 13,300,621 and 4,797,239 shares issued and outstanding, respectively	13	5
Additional paid-in capital	329,659	312,205
Accumulated deficit	(147,487)	(121,860)
Total shareholders’ equity	182,185	207,364
Total liabilities and shareholders’ equity	$370,083	$375,869

6

PEDEVCO CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	Three Months Ended March 31,
	2026	2025
Revenue:
Oil and gas sales	$40,222	$8,736

Operating expenses:
Lease operating costs	16,357	3,412
Selling, general and administrative expense	3,107	1,596
Depreciation, depletion, amortization and accretion	12,450	3,346
Impairment of oil and gas properties	1,605	232
Total operating expenses	33,519	8,586

Operating income	6,703	150

Other income (expense):
Interest expense	(1,995)	-
Interest income	58	64
Net loss on derivative contracts	(31,266)	-
Other income (expense)	5	2
Total other (expense) income	(33,198)	66
(Loss) Income before income taxes	(26,495)	216
Income tax benefit (expense)	868	(76)

Net (loss) income	$(25,627)	$140

(Loss) earnings per common share:
Basic	$(3.28)	$0.03
Diluted	$(3.28)	$0.03

Weighted average number of common shares outstanding:
Basic	7,815,752	4,543,406
Diluted	7,815,752	4,543,406

7

PEDEVCO CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Three Months Ended March 31,
	2026	2025
Cash Flows From Operating Activities:
Net (loss) income	$(25,627)	$140
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	12,450	3,346
Impairment of oil and gas properties	1,605	232
Amortization of right-of-use asset	48	28
Amortization of deferred financing costs	168	-
Share-based compensation expense	492	475
Net loss on derivative contracts	31,266	-
Cash received for derivative settlements, net	158	-
Deferred income taxes	(896)	76
Changes in operating assets and liabilities:
Accounts receivable – oil and gas	(1,741)	(3,853)
Note receivable accrued interest	-	(41)
Inventory	(80)	-
Prepaid expenses and other current assets	521	81
Accounts payable	(16,977)	(3,154)
Accrued expenses	7,622	6,432
Revenue payable	1,467	2,166
Income tax payable	28	-
Other liabilities	31	-
Net cash provided by operating activities	10,535	5,928

Cash Flows From Investing Activities:
Cash paid for drilling and completion costs	(16,476)	(1,403)
Cash received for sale of oil and gas property	-	2,028
Net cash (used in) provided by investing activities	(16,476)	625

Cash Flows From Financing Activities:
Proceeds from credit facility	11,000	-
Reverse stock split costs	(44)	-
Net cash provided by financing activities	10,956	-

Net increase in cash and restricted cash	5,015	6,553
Cash and restricted cash at beginning of period	6,321	6,607
Cash and restricted cash at end of period	$11,336	$13,160

Supplemental Disclosure of Cash Flow Information
Cash paid for:
Interest	$1,147	$-
Income taxes	$-	$-

Noncash investing and financing activities:
Change in accrued oil and gas development costs	$12,683	$4,277
Changes in estimates of asset retirement costs, net	$4,474	$1,085
Conversion of preferred stock into common stock	$17,014	$-
Issuance of restricted common stock	$-	$1

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PEDEVCO CORP.

RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA

(amounts in thousands)

	Three Months Ended March 31,
	2026	2025
Net (loss) income	$(25,627)	$140
Add (deduct)
Interest expense	1,995	-
Income tax (benefit) expense	(868)	76
Depreciation, depletion, amortization and accretion	12,450	3,346
EBITDA	(12,050)	3,562
Add (deduct)
Share-based compensation	492	475
Merger acquisition costs	200	-
Impairment of oil and gas properties	1,605	232
Net loss on derivative contracts	31,266	-
Adjusted EBITDA	$21,513	$4,269

PEDEVCO CORP.

RECONCILIATION OF WORKING CAPITAL (DEFICIT) TO WORKING CAPITAL (DEFICIT) EXCLUDING DERIVATIVE CONTRACT ASSETS AND LIABILITIES

(amounts in thousands)

	March 31, 2026	December 31, 2025
	(Unaudited)

Total current assets	$42,531	$37,751
Less: Total current liabilities	(62,963)	(64,477)
Working capital (deficit) (GAAP)	(20,432)	(26,726)

Adjustments:
Less: Derivative contract assets, current	(3,340)	(8,368)
Add: Derivative contract liabilities, current	16,764	964
Working capital (deficit) excluding derivative contract assets and liabilities	$(7,008)	$(34,130)

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PEDEVCO CORP.

SCHEDULE OF OPEN DERIVATIVE CONTRACTS

As of March 31, 2026

(All contracts novated from Juniper Merger effective November 1, 2025, and new hedges subsequently entered into by the Company; volumes in Boe or Mcf as noted; amounts in thousands)

Crude Oil - 3 Way Collars
	Producer Three-Way Collars (Summary of 3 separate contracts)				Participating Three-Way Collars (Summary of 3 separate contracts)
Date	Volume (Boe)	Put Sold ($/Boe)	Put Bought ($/Boe)	Call Sold ($/Boe)	Volume (Boe)	Put Bought ($/Boe)	Call Sold ($/Boe)	Call Bought ($/Boe)
2Q 2026	33,900	$0.00	$55.00	$67.65	23,700	$54.00	$62.50	$80.00
3Q 2026	31,800	$45.00	$55.00	$67.65	24,400	$54.00	$62.50	$80.00
4Q 2026	29,700	$45.00	$55.00	$67.65	66,900	$54.00	$62.50	$80.00
FY 2026	95,400	$45.00	$55.00	$67.65	115,000	$54.00	$62.50	$80.00
1Q 2027	27,400	$45.00	$55.00	$71.55	127,700	$54.00	$62.50	$80.00
2Q 2027	26,200	$45.00	$55.00	$71.55	163,700	$54.00	$62.50	$80.00
3Q 2027	25,200	$45.00	$55.00	$71.55	163,300	$54.00	$62.50	$80.00
4Q 2027	24,200	$45.00	$55.00	$71.55	129,800	$54.00	$62.50	$80.00
FY 2027	103,000	$45.00	$55.00	$71.55	584,500	$54.00	$62.50	$80.00
1Q 2028	-	-	-	-	114,100	$54.00	$62.50	$80.00
2Q 2028	-	-	-	-	128,000	$54.00	$62.50	$80.00
3Q 2028	-	-	-	-	123,000	$54.00	$62.50	$80.00
4Q 2028	-	-	-	-	39,100	$54.00	$54.00	$80.00
FY 2028	-	-	-	-	404,200	$54.00	$62.50	$80.00

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Crude Oil - Swaps and Costless Collars
	Swaps		Costless Collars
Date	Volume (Boe)	Avg. Price ($/Boe)	Volume (Boe)	Floor Price ($/Boe)	Ceiling Price ($/Boe)
2Q 2026	126,000	$64.15	168,523	$54.89	$70.40
3Q 2026	180,000	$69.09	71,170	$54.87	$70.24
4Q 2026	105,000	$68.51	77,083	$54.63	$68.55
FY 2026	411,000	$67.43	316,776	$54.71	$69.12
1Q 2027	30,000	$64.90	54,900	$54.00	$64.00
2Q 2027	30,000	$64.90	9,900	$54.00	$64.00
3Q 2027	30,000	$64.90	1,700	$54.00	$64.00
4Q 2027	30,000	$64.90	1,800	$54.00	$64.00
FY 2027	120,000	$64.90	68,300	$54.00	$64.00
1Q 2028	-	-	-	-	-
2Q 2028	-	-	-	-	-
3Q 2028		-	-	-	-
4Q 2028	-	-	-	-	-
FY 2028	-	-	-	-	-

Natural Gas
	Swaps		Costless Collars
Date	Volume (Mcf)	Avg. Price ($/mcf)	Volume (Mcf)	Floor Price ($/mcf)	Ceiling Price ($/mcf)
2Q 2026	259,905	$3.95	17,800	$3.50	$5.21
3Q 2026	247,500	$3.95	17,200	$3.50	$5.21
4Q 2026	234,100	$3.95	18,700	$3.50	$5.21
FY 2026	741,505	$3.95	53,700	$3.50	$5.21
1Q 2027	-	$0.00	237,000	$4.00	$5.25
2Q 2027	209,000	$3.74	16,900	$4.00	$5.12
3Q 2027	201,900	$3.74	16,900	$4.00	$5.12
4Q 2027	151,200	$3.74	11,500	$4.00	$5.12
FY 2027	562,100	$3.74	282,300	$4.00	$5.15
1Q 2028	-	-	122,700	$4.00	$4.62
2Q 2028	118,100	$3.49	-	-	-
3Q 2028	115,100	$3.49	-	-	-
4Q 2028	37,900	$3.49	-	-	-
FY 2028	271,100	$3.49	122,700	$4.00	$4.62

The Company has not designated any derivative instruments as accounting hedges. Changes in fair value and cash settlements are recognized in earnings under “Net gain (loss) on derivative contracts” in the Consolidated Statements of Operations. For the period ended March 31, 2026, the Company recognized total derivative losses of $31.3 million, comprising $3.4 million in realized settlements and $27.9 million in unrealized mark-to-market losses. See Note 9 of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026 for complete disclosure.

CONTACTS:

Media Contact:

PEDEVCO Corp.

(713) 221-1768

PR@pedevco.com

Investor Relations Contact:

Sean Mansouri, CFA or Laurent Weil

Elevate IR

(720) 330-2829

PED@elevate-ir.com

Source: PEDEVCO Corp.

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